[UBS LOGO]                                        Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Dated March 1, 2006


UBS AG Enhanced Appreciation Securities
Linked to the Dow Jones EuroStoxx 50 Index

OFFERING ENHANCED RETURNS IN A MODERATE RETURN ENVIRONMENT

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INDICATIVE TERMS
--------------------------------------------------------------------------------
 Issuer                  UBS AG
--------------------------------------------------------------------------------
 Booking Branch          Jersey Branch
--------------------------------------------------------------------------------
 Issue Price             $10 per note
--------------------------------------------------------------------------------
 Underlying Index        Dow Jones EuroStoxx 50 Index
--------------------------------------------------------------------------------
 Term                    18-months
--------------------------------------------------------------------------------
 Payment on              Investors will receive a cash payment at maturity that
 Maturity Date           is based on the Index Return:

                         IF THE INDEX RETURN IS POSITIVE, THE INDEX RETURN WILL BE TRIPLED, SUBJECT TO A MAXIMUM GAIN ON THE NOTES OF BETWEEN 26% AND 29%, TO BE DETERMINED ON THE TRADE DATE.

                         IF THE INDEX RETURN IS NEGATIVE, INVESTORS ARE EXPOSED
                         TO THE FULL DECLINE IN THE INDEX AND WILL LOSE SOME OR
                         ALL OF THEIR PRINCIPAL AMOUNT.
--------------------------------------------------------------------------------
 Index Return            Index Ending Level-Index Starting Level
                         ---------------------------------------
                                  Index Starting Level
--------------------------------------------------------------------------------
 Index Starting Level    The closing level of the Index on the Trade Date
--------------------------------------------------------------------------------
 Index Ending Level      The closing level of the Index on the Final
                         Valuation Date
--------------------------------------------------------------------------------
 Trade Date              March 24, 2006
 (expected)
--------------------------------------------------------------------------------
 Settlement Date         March 31, 2006
 (expected)
--------------------------------------------------------------------------------
 Final Valuation         September 24, 2007
 Date (expected)
--------------------------------------------------------------------------------
 Maturity Date           September 28, 2007
 (expected)
--------------------------------------------------------------------------------

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PRODUCT DESCRIPTION
--------------------------------------------------------------------------------

Enhanced Appreciation Securities ("EAS") linked to the Dow Jones EuroStoxx 50 Index perform best in a moderate-return environment. Provided that there is a positive Index return at maturity, EAS will provide the investor an opportunity to outperform the Index by a measure of 3 to 1, up to a pre-determined maximum gain. If the Index declines, the EAS return will be equal to the percentage decline in the Index.

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BENEFITS
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[ ]      Strategically addresses moderate-return market environments

[ ] 3x leverage feature provides enhanced participation in upside appreciation, while maintaining 1 to 1 downside exposure

[ ] Diversifies the equity portion of a portfolio through broad index exposure

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SCENARIO ANALYSIS AT MATURITY
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ASSUMPTIONS: 3X POSITIVE INDEX RETURN TO A 27% MAXIMUM GAIN; 1X NEGATIVE
INDEX RETURN

                              INDEX                             NOTE
                              RETURN                           RETURN
                              ------                           ------
                                30%                              27%
                                15%   3X INDEX RETURN TO CAP >   27%
                                 9%                              27%
                              ------                           ------
                              ------                           ------
                                 8%                              24%
     [GRAPHIC OMITTED]           6%                              18%
                                 4%      3X INDEX RETURN     >   12%
                                 2%                               6%
                              ------                           ------
                              ------                           ------
                                 0%                               0%
                              ------                           ------
                              ------                           ------
                                -5%                              -5%
                               -10%      1X INDEX DOWNSIDE   >  -10%
                               -20%                             -20%
                              ------                           ------


This offering summary represents a summary of the terms and conditions of the Notes. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated March 1, 2006.

                                                  Issuer Free Writing Prospectus
                                                  filed pursuant to Rule 433
                                                  Dated March 1, 2006

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INDEX DESCRIPTION
--------------------------------------------------------------------------------
THE DOW JONES EUROSTOXX 50 INDEX

The EURO STOXX Index seeks to provide exposure to European large capitalization equity securities.

The EURO STOXX Index universe is defined as all components of the 18 Dow Jones EURO STOXX Supersector indices. The Dow Jones EURO STOXX Supersector indices represent the Eurozone portion of the Dow Jones STOXX Total Market Index, which in turn covers 95% of the total market capitalization of the stocks traded on the major exchanges of 17 European countries. The EURO STOXX Index universe includes Austria, Belgium, Finland, France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal and Spain.

HISTORICAL PERFORMANCE OF THE INDEX IS NOT INDICATIVE OF FUTURE PERFORMANCE

--------------------------------------------------------------------------------
HISTORICAL PERFORMANCE OF THE DOW JONES
EUROSTOXX 50 INDEX
--------------------------------------------------------------------------------
The graph below illustrates the performance of the index from 1/30/87 to 2/28/06

  [THE FOLLOWING DATA POINTS REPRESENT A LINE CHART IN THE PRINTED DOCUMENT.]

         859.08
         840.97
         869.44
         881.46
         866.41
          905.3
         955.83
         951.06
         930.71
         730.75
         658.03
         648.13
         635.95
         708.88
         701.56
         710.55
         711.12
         760.54
         780.03
         761.63
         809.03
         837.84
         828.32
         861.36
         880.79
         852.86
         883.82
         901.71
         923.42
         953.51
         997.91
         1038.1
        1032.57
         970.43
        1023.52
        1098.49
        1069.92
        1048.91
        1115.39
        1087.94
        1116.83
        1120.33
        1116.48
         962.15
         845.96
         889.57
         872.81
         858.72
         871.77
         959.23
         982.08
        1002.08
        1045.52
        1003.15
        1000.94
        1016.62
           1007
        1003.13
         985.85
           1000
        1045.71
        1082.35
        1060.78
        1085.06
        1105.18
        1056.93
         988.96
         951.68
         968.58
         980.05
        1012.37
        1033.51
        1043.55
        1128.36
        1140.82
        1114.25
        1113.68
        1157.58
        1236.14
        1321.88
        1285.92
        1359.41
        1326.28
        1433.34
        1456.88
        1396.06
        1365.74
        1427.37
        1358.74
         1284.6
         1373.6
        1397.12
        1302.53
        1327.67
        1323.35
        1320.59
        1296.71
        1312.78
        1300.13
        1346.68
        1377.67
        1362.52
        1435.52
        1432.86
         1419.6
        1407.17
         1455.1
        1506.82
        1611.05
        1595.64
        1612.24
        1671.13
        1673.76
         1665.9
        1590.93
        1601.43
        1694.51
        1700.54
        1817.95
        1850.32
        2005.36
        2077.22
        2137.28
        2164.68
        2220.86
        2398.41
        2674.83
        2407.58
        2581.36
        2331.25
        2423.74
        2531.99
        2676.03
        2878.04
        3153.32
        3120.94
        3357.77
        3406.82
        3480.63
        2978.12
        2670.97
        2887.11
        3179.09
        3342.32
        3547.15
        3484.24
        3559.86
        3757.87
        3629.46
        3788.66
        3638.62
        3769.14
        3669.71
        3922.91
        4314.38
        4904.46
        4684.48
        5182.62
        5249.55
        5303.95
        5200.89
        5145.35
         5122.8
        5175.12
        4915.18
        5057.46
        4790.08
        4772.39
         4779.9
        4318.88
           4185
        4525.01
        4426.24
        4243.91
        4091.38
        3743.97
        3296.66
        3478.63
        3658.27
        3806.13
        3670.26
        3624.74
        3784.05
        3574.23
        3425.79
        3133.39
        2685.79
        2709.29
        2204.39
        2518.99
        2656.85
        2386.41
        2248.17
        2140.73
        2036.86
        2324.23
        2330.06
        2419.51
        2519.79
        2556.71
        2395.87
        2575.04
        2630.47
        2760.66
        2839.13
        2893.18
        2787.49
        2787.48
        2736.83
        2811.08
        2720.05
        2670.79
         2726.3
        2811.72
        2876.39
        2951.24
        2984.59
        3058.32
        3055.73
         2930.1
         3076.7
        3181.54
        3326.51
        3263.78
        3428.51
        3320.15
        3447.07
        3578.93
        3691.41
        3813.29

SOURCE: BLOOMBERG
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INVESTOR SUITABILITY AND KEY RISKS
--------------------------------------------------------------------------------

THE NOTES MAY BE SUITABLE FOR YOU IF:

o You believe that the Index will appreciate over the term of the Notes and that such appreciation is unlikely to exceed between 26% and 29%, the maximum gain on the Notes at maturity.

o    You are willing to hold the Notes to maturity

o You are willing to make an investment that is exposed to the full downside performance risk of the Index

o You seek an investment with a return linked to the performance of the Index

o    You do not seek current income from this investment

THE NOTES MAY NOT BE SUITABLE FOR YOU IF:

o    You seek current income from your investment.

o You seek an investment that is exposed to the full upside performance of the Index or you are unwilling to make an investment that is exposed to the full downside performance risk of the Index.

o You believe that the Index is not likely to appreciate over the term of the Notes, or you believe that the Index will appreciate over the term of the Notes and that such appreciation will be in an amount greater than between 26% and 29%, the maximum gain on the Notes at maturity.

o    You seek an investment for which there will be an active secondary market.

o    You are unable or unwilling to hold the Notes to maturity

o You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.


KEY RISKS:

o You may lose some or all of your principal--the notes are fully exposed to any decline in the level of the Index (as measured by the Index Return)

o You can only earn the maximum gain on the notes if you hold your notes to maturity

o Your appreciation potential is limited by the maximum gain on the notes at maturity

o    You will not receive any interest or dividend payments

o The notes will not be listed, and there will not be an active secondary trading market

No direct exposure to fluctuations in foreign exchange rates--The value of your Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies upon which the Index Constituent Stocks are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in payment at maturity.

WHILE SOME OF THE RISKS CONSIDERATIONS ARE DESCRIBED ABOVE, INVESTORS ARE URGED TO REVIEW THE ~RISK FACTORS~ SECTION OF THE PRELIMINARY PROSPECTUS SUPPLEMENT RELATED TO THIS OFFERING FOR A FULL DESCRIPTION OF THE RISKS.

THE RETURNS ON UBS STRUCTURED NOTES ARE LINKED TO THE PERFORMANCE OF THE RELEVANT UNDERLYING PROPERTY OR INDEX. INVESTING IN A STRUCTURED NOTE IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE UNDERLYING PROPERTY OR INDEX. BEFORE INVESTING, INVESTORS SHOULD CAREFULLY READ THE DETAILED EXPLANATION OF RISKS, TOGETHER WITH OTHER INFORMATION IN THE RELEVANT OFFERING MATERIALS DISCUSSED BELOW, INCLUDING BUT NOT LIMITED TO INFORMATION CONCERNING THE TAX TREATMENT OF THE INVESTMENT. UBS AG HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS UBS AG HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT UBS AG AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, YOU CAN REQUEST THE PROSPECTUS BY CALLING TOLL-FREE 1-800-413-9657.